Exhibit 99

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Technologies Announces 2006 First Quarter Results

BETHLEHEM, PA – May 2, 2006 – (BW HealthWire) – OraSure Technologies, Inc. (NASDAQ:OSUR), a market leader in oral fluid diagnostics, today announced revenues of $15.2 million for the quarter ended March 31, 2006, compared to $15.8 million in revenues recorded for the quarter ended March 31, 2005. Increased sales of both the Company’s OraQuick® ADVANCE™ rapid HIV-1/2 antibody test and substance abuse testing products during the first quarter of 2006, were offset by decreased sales of the Company’s cryosurgical wart removal products and decreased sales to the insurance risk assessment market.

The Company’s net income was $900,000, or $0.02 per share on a fully-diluted basis, for the first quarter of 2006, which includes $820,000 of stock option expense and a $777,000 provision for income taxes. Excluding these two charges, net income for the first quarter of 2006 would have been $2.5 million, or $0.05 per share on a fully-diluted basis. These results compare to net income of $1.6 million, or $0.03 per share on a fully-diluted basis, during the first quarter of 2005, which excluded costs related to stock options and a provision for income taxes.

Gross margin in the first quarter of 2006 improved to 63% from 60% in the first quarter of 2005. Gross margin was positively affected by a more favorable sales mix and decreased scrap expense.

Operating expenses for the first quarter of 2006 increased $470,000 to $8.7 million, from $8.2 million in the comparable period in 2005. This increase was primarily attributable to increased charges for stock-based compensation, partially offset by a decrease in legal fees.

“We are very pleased with the continued growth in our infectious disease and substance abuse testing businesses, which showed significant improvement in the first quarter compared to last year”, said Douglas A. Michels, President and Chief Executive Officer of OraSure Technologies. “Importantly, the growth in infectious disease testing revenues was achieved despite the absence of a new bulk governmental order for OraQuick® ADVANCE™. Improved efficiency and our continued focus on managing expenses also resulted in a $0.02 per share improvement in net income over the first quarter of 2005, excluding stock option expenses and income taxes. We continue to believe we have the right strategies in place, and we remain optimistic that 2006 will be a very successful year.”

Cash, cash equivalents and short-term investments totaled $79.0 million and working capital equaled $93.1 million at March 31, 2006, compared to $77.6 million and $90.7 million, respectively, at December 31, 2005.

Cash flow from operations was $2.6 million for the first quarter of 2006, up substantially from the $521,000 achieved during the first quarter of 2005. This was the sixteenth consecutive quarter of positive cash flow from operations.

	Condensed Financial Data
	(In thousands, except per-share data and percentages)
	[Unaudited]
	Three months ended March 31,
	2006	2005
Results of Operations
Revenues	$15,217	$15,828
Cost of products sold	5,618	6,370

Gross profit	9,599	9,458
Operating expenses:
Research and development	1,649	1,199
Sales and marketing	4,106	3,867
General and administrative	2,958	3,177

Total operating expenses	8,713	8,243

Operating income	886	1,215
Other income (expense), net	791	346
Income tax provision	777	—

Net income	$900	$1,561

Basic and diluted earnings per share	$0.02	$0.03

Shares used in computing earnings per share:
Basic	45,840	44,645

Diluted	48,066	45,046

	Three months ended March 31,
Reconciliation of Non-GAAP Financial Measures	2006	2005
Net income – before charges	$2,497	$1,561
Stock option expense	820	—
Income tax provision	777	—

Net income – GAAP basis	$900	$1,561

Diluted earnings per share – before charges	$0.05	$0.03
Stock option expense	0.02	—
Income tax provision	0.01	—

Diluted earnings per share – GAAP basis	$0.02	$0.03

	Dollars		%	Percentage of Total Revenues
Revenues by Principal Markets	2006	2005	Change	2006	2005
Infectious disease testing	$6,142	$5,126	20%	40%	32%
Substance abuse testing	3,442	2,925	18	23	19
Cryosurgical systems	4,458	5,578	(20)	29	35
Insurance risk assessment	1,086	2,115	(49)	7	13

	15,128	15,744	(4)	99	99
License and product development	89	84	6	1	1

Total revenues	$15,217	$15,828	(4)%	100%	100%

Balance Sheets	March 31, 2006	December 31, 2005
Assets
Cash, cash equivalents and short-term investments	$78,961	$77,620
Accounts receivable, net	9,804	11,602
Inventories	4,659	4,128
Deferred income taxes	6,504	6,504
Other current assets	1,929	1,554
Property and equipment, net	6,242	5,815
Deferred income taxes	19,546	20,204
Other non-current assets	3,113	3,320

Total assets	$130,758	$130,747

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$212	$456
Accounts payable	2,671	2,547
Accrued expenses and other	5,843	7,734
Long-term debt, less current portion	851	884
Other liabilities	298	207
Stockholders’ equity	120,883	118,919

Total liabilities and stockholders’ equity	$130,758	$130,747

Non-GAAP Financial Measures

Net income - before charges and diluted earnings per share - before charges, each exclude the impact of $820,000 related to stock option expensing and a $777,000 income tax provision. These financial measures should not be considered an alternative to net income or diluted earnings per share, respectively, which are indicators of operating performance determined in accordance with GAAP. OraSure Technologies believes that net income - before charges and diluted earnings per share - before charges, although non-GAAP financial measures, are also useful and meaningful to investors because they provide investors with the Company’s underlying earnings performance as another criterion in making their investment decisions. OraSure’s management also uses these calculations in measuring certain corporate performance goals. Other companies may use different measures to present financial information.

Conference Call

The Company will host a conference call and audio webcast today to discuss the Company’s 2006 first quarter financial results, financial guidance for 2006 and major business objectives, beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer. The call will include remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 888-742-2024 (Domestic) or 706-643-0033 (International) or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Info link. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until May 5, 2006, by dialing 800-642-1687 (Domestic) or 706-645-9291 (International) and entering the Conference ID #8345640.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using its proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to revenues, net income and products. Actual results could be significantly different. Factors that could affect results include the ability to market products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products and changes in market acceptance based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties; ability to obtain, and timing of obtaining, necessary regulatory approvals; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability, patent infringement, and other types of litigation; changes in international, federal or state laws and regulations; changes in relationships with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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